                           GENZYME SURGICAL PRODUCTS

                       COMBINED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                       FOR THE THREE MONTHS              FOR THE YEARS
                                          ENDED MARCH 31,              ENDED DECEMBER 31,
                                       ---------------------    --------------------------------
                                         1999         1998        1998        1997        1996
                                       ---------    --------    --------    --------    --------
                                            (UNAUDITED)
Revenues:
  Net product sales..................  $ 27,353     $24,227     $103,958    $100,835    $ 50,714

Operating costs and expenses:
  Cost of products sold..............    15,844      14,723       72,274      59,802      32,654
  Selling, general and
    administrative...................    15,287      13,948       57,297      54,061      28,399
  Research and development...........     5,602       3,225       18,618      11,287       7,693
  Amortization of intangibles........     1,417       1,431        5,748       5,647       2,984
  Purchase of in-process research and
    development......................        --          --           --          --      24,170
                                       --------     -------     --------    --------    --------
         Total operating costs and
           expenses..................    38,150      33,327      153,937     130,797      95,900
                                       --------     -------     --------    --------    --------
Operating loss.......................   (10,797)     (9,100)     (49,979)    (29,962)    (45,186)

Other income (expenses):
  Equity in net income (loss) of
    unconsolidated affiliate.........        --         (11)          (6)        (78)          2
  Other..............................        46         (40)          60         236           8
  Investment income..................         7          52          144          98          84
  Interest expense...................        (1)        (19)         (75)        (34)        (58)
                                       --------     -------     --------    --------    --------
         Total other income
           (expenses)................        52         (18)         123         222          36
                                       --------     -------     --------    --------    --------
Loss before income taxes.............   (10,745)     (9,118)     (49,856)    (29,740)    (45,150)
Income tax benefit...................        --          --           --          --         837
                                       --------     -------     --------    --------    --------
Net loss attributable to GZSP
  Stock..............................  $(10,745)    $(9,118)    $(49,856)   $(29,740)   $(44,313)
                                       ========     =======     ========    ========    ========
Per GSP pro forma basic and diluted
  common share:
  Pro forma net loss:................  $  (0.73)    $ (0.62)    $  (3.37)   $  (2.01)   $  (2.99)
                                       ========     =======     ========    ========    ========
Pro forma shares outstanding.........    14,800      14,800       14,800      14,800      14,800
                                       ========     =======     ========    ========    ========

    The accompanying notes are an integral part of these combined financial statements.

                           GENZYME SURGICAL PRODUCTS

                            COMBINED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                                              DECEMBER 31,
                                                            MARCH 31,     ---------------------
                                                              1999          1998         1997
                                                           -----------    ---------    --------
                                                           (UNAUDITED)
                                            ASSETS
Current assets:
  Cash and cash equivalents..............................   $   1,199     $      --    $    975
  Accounts receivable, net...............................      16,344        15,663      13,689
  Inventories............................................      24,919        22,026      26,177
  Prepaid expenses and other current assets..............       1,347         1,932         463
                                                            ---------     ---------    --------
          Total current assets...........................      43,809        39,621      41,304

Property, plant and equipment, net.......................      16,306        16,249      16,548
Intangibles, net.........................................     176,183       177,897     183,156
Other noncurrent assets..................................       2,687         2,149       1,558
                                                            ---------     ---------    --------
          Total assets...................................   $ 238,985     $ 235,916    $242,566
                                                            =========     =========    ========

                                LIABILITIES AND DIVISION EQUITY
Current liabilities:
  Accounts payable.......................................   $   5,285     $   3,925    $  2,858
  Accrued expenses.......................................       5,013         4,682       4,015
  Current portion of capital lease obligations...........          --            --         152
                                                            ---------     ---------    --------
          Total current liabilities......................      10,298         8,607       7,025
Noncurrent liabilities:
  Other noncurrent liabilities...........................         221           221         572
                                                            ---------     ---------    --------
          Total liabilities..............................      10,519         8,828       7,597

Commitments and contingencies (See Notes)

Division equity:
  Parent company investment..............................     377,908       365,785     323,810
  Accumulated deficit....................................    (149,442)     (138,697)    (88,841)
                                                            ---------     ---------    --------
          Total division equity..........................     228,466       227,088     234,969
                                                            ---------     ---------    --------
          Total liabilities and division equity..........   $ 238,985     $ 235,916    $242,566
                                                            =========     =========    ========

    The accompanying notes are an integral part of these combined financial statements.

                           GENZYME SURGICAL PRODUCTS

                       COMBINED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                              FOR THE THREE MONTHS            FOR THE YEARS
                                                ENDED MARCH 31,            ENDED DECEMBER 31,
                                              --------------------   -------------------------------
                                                1999        1998       1998       1997       1996
                                              ---------   --------   --------   --------   ---------
                                                  (UNAUDITED)
OPERATING ACTIVITIES:
Net loss....................................  $(10,745)   $(9,118)   $(49,856)  $(29,740)  $ (44,313)
Reconciliation of net loss to net cash used
  by operating activities:
  Depreciation and amortization.............     2,008      2,512       8,008      8,831       3,480
  Provisions for bad debts and inventory....        --        120         526        759         329
  Equity in net income (loss) of
     unconsolidated affiliate...............        --         11           6         78          (2)
  Purchase of in-process research and
     development............................        --         --          --         --      24,170
  Other.....................................       (36)        40         (60)      (236)         (8)
     Increase (decrease) in cash from
       working capital changes:
       Accounts receivable..................      (681)      (494)     (2,140)     3,179      (2,166)
       Inventories..........................    (2,893)       209       3,791      2,865          53
       Prepaid expenses and other assets....       585       (569)     (1,469)       259         (63)
       Accounts payable and accrued
          expenses..........................     1,691      1,811       1,885     (2,123)     (7,712)
                                              --------    -------    --------   --------   ---------
       Net cash used in operating
          activities........................   (10,071)    (5,478)    (39,309)   (16,128)    (26,232)

INVESTING ACTIVITIES:
  Acquisition of property, plant and
     equipment..............................      (660)      (306)     (1,959)    (3,112)       (162)
  Acquisition, net of acquired cash and
     assumed liabilities....................        --         --          --         --    (192,414)
  Other.....................................      (491)     1,069        (688)    (1,039)        (49)
                                              --------    -------    --------   --------   ---------
       Net cash provided by (used in)
          investing activities..............    (1,151)       763      (2,647)    (4,151)   (192,625)

FINANCING ACTIVITIES:
  Payments of debt and leases...............        --        (45)       (152)      (173)    (54,819)
  Net cash allocated from Genzyme General...    12,421      5,900      41,484     19,003     275,528
  Other.....................................        --       (351)       (351)       242         330
                                              --------    -------    --------   --------   ---------
       Net cash provided by financing
          activities........................    12,421      5,504      40,981     19,072     221,039
                                              --------    -------    --------   --------   ---------
Increase (decrease) in cash and cash
  equivalents...............................     1,199        789        (975)    (1,207)      2,182
Cash and cash equivalents at beginning of
  period....................................        --        975         975      2,182          --
                                              --------    -------    --------   --------   ---------
Cash and cash equivalents at end of
  period....................................  $  1,199    $ 1,764    $     --   $    975   $   2,182
                                              ========    =======    ========   ========   =========
Supplemental cash flow information:
  Cash paid during the period for:
     Interest...............................  $     --    $     3    $      9   $     29   $      58

    The accompanying notes are an integral part of these combined financial statements.

                           GENZYME SURGICAL PRODUCTS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
       (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999
                        AND MARCH 31, 1998 IS UNAUDITED)

NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     Genzyme Surgical Products develops, manufactures and markets surgical products for three principal business lines: (i) cardiovascular surgery; (ii) general surgery; and (iii) plastic surgery. GSP is a division of Genzyme and has a separate series of common stock intended to reflect its value and track its economic performance. GSP was created from Genzyme's existing surgical products business, which has operated as a business unit of Genzyme General. GSP consists primarily of the products and assets acquired upon the acquisition of DSP in July 1996, Genzyme's portfolio of anti-adhesion products and product candidates, and Genzyme's research and development programs in gene and cell therapy for cardiovascular disease. Accordingly, DSP's results of operations are included from July 1, 1996.

BASIS OF PRESENTATION

     The combined financial statements of GSP include the balance sheets, results of operations and cash flows of Genzyme's surgical products business which is part of Genzyme's General Division. GSP's financial statements are prepared using amounts included in the consolidated financial statements of Genzyme and its subsidiaries ("Genzyme's Consolidated Financial Statements") included in the 1998 Genzyme 10-K and the quarterly report on Form 10-Q for the fiscal quarter ended March 31, 1999. Corporate allocations reflected in these financial statements are determined based upon methods which management believes to be reasonable and consistent. The financial statements for the three months ended March 31, 1999 and 1998 are unaudited but include, in management's opinion, all adjustments (consisting only of normally recurring accruals) necessary for a fair presentation of the results for the periods presented.

     On June 28, 1999, Genzyme will distribute approximately 14.8 million shares of GZSP Stock to the holders of GENZ Stock of record at the close of business on June 14, 1999. At the time of the distribution, $150.0 million of cash and investments will be allocated to GSP.

PRINCIPLES OF COMBINATION

     The accompanying combined financial statements of GSP reflect the combined accounts of all of GSP's businesses. The equity method is used to account for investments in companies and joint ventures, other than joint ventures which GSP controls, in which GSP has a substantial ownership interest (20% to 50%), or in which GSP participates in policy decisions. Accordingly, GSP's share of the earnings or losses of such entities is included in computation of GSP's net loss. Investments of less than 20% are reported at fair value. All significant interdivisional items and transactions have been eliminated in combination.

                           GENZYME SURGICAL PRODUCTS

       (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999
                        AND MARCH 31, 1998 IS UNAUDITED)

FINANCIAL INFORMATION

     Genzyme will provide to holders of GZSP Stock separate financial statements, management's discussion and analysis, descriptions of business and other relevant information for GSP. Notwithstanding the allocation of assets and liabilities, including contingent liabilities, between Genzyme General, GSP, GMO and GTR, for the purposes of preparing their respective financial statements, Genzyme Corporation continues to hold title to all of the assets and is responsible for all of the liabilities allocated to each of the divisions. Holders of GZSP Stock are common stockholders of Genzyme and have no specific claim against the assets attributed to GSP. Liabilities or contingencies of Genzyme General, GSP, GMO or GTR could affect the financial condition or results of operations of the other divisions. Accordingly, the GSP combined financial statements should be read in connection with Genzyme's Consolidated Financial Statements.

     Genzyme prepares the financial statements of GSP in accordance with generally accepted accounting principles, the management and accounting policies of Genzyme and the divisional accounting policies approved by the Genzyme Board. Except as otherwise provided in the policies set forth below, the management and accounting policies applicable to the presentation of the financial statements of GSP may be modified or rescinded at the sole discretion of the Genzyme Board without approval of the stockholders, subject only to the Genzyme Board's fiduciary duty to Genzyme's stockholders.

DIVIDEND POLICY

     Under the terms of the Charter, dividends that may be paid to the holders of GZSP Stock will be limited to the lesser of funds of Genzyme legally available for the payment of dividends and the Available GSP Dividend Amount, as defined in the Charter. Although there is no requirement to do so, the Genzyme Board would declare and pay cash dividends on GZSP Stock, if any, based primarily on earnings, financial condition, cash flow and business requirements of Genzyme.

     Genzyme has never paid any cash dividends on shares of its capital stock. Genzyme currently intends to retain its earnings to finance future growth and, therefore, does not anticipate paying any cash dividends on GZSP Stock in the foreseeable future.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Significant estimates include the collectability of accounts receivable, valuation of inventory and revenue recognition. Actual results could differ from those estimates.

                           GENZYME SURGICAL PRODUCTS

       (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999
                        AND MARCH 31, 1998 IS UNAUDITED)

FINANCIAL INSTRUMENTS

     Financial instruments that potentially subject GSP to significant concentrations of credit risk consist principally of accounts receivable. GSP generally invests its cash investments in investment-grade securities to mitigate risk.

UNCERTAINTIES

     GSP is subject to risks common to companies in the medical device and biotechnology industries, including (i) GSP's ability to successfully complete preclinical and clinical development and obtain timely regulatory approval and adequate patent and other proprietary rights protection of its products, (ii) the content and timing of decisions made by the FDA and other agencies regarding the applications and indications for which GSP's products may be approved, (iii) the ability of GSP to manufacture adequate supplies of its gene and cell therapy and biomaterials products for development and commercialization activities, (iv) the accuracy of GSP's estimates of the size and characteristics of markets addressed and to be addressed by GSP's products, (v) market acceptance of GSP's products, (vi) GSP's ability to obtain reimbursement for its products from third-party payers, where appropriate, (vii) the accuracy of GSP's information concerning the products and resources of competitors and potential competitors, and (viii) the risk that products and technology developed by competitors will render GSP's products and technology obsolete.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents, consisting principally of money market funds purchased with initial maturities of three months or less, are valued at cost plus accrued interest, which approximates market.

INVENTORIES

     Inventories are valued at the lower of cost (first-in, first-out method) or market.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. On disposal, the related cost and accumulated depreciation or amortization are removed from the accounts and any resulting gain or loss is included in the results of operations. Provision for depreciation is generally computed using the straight-line method over the estimated useful lives of the assets (three to ten years for plant and equipment, five to seven years for furniture and fixtures, and 20 to 40 years for buildings). The remaining life and recoverability of equipment is evaluated periodically based on the appropriate facts and circumstances. Leasehold improvements are amortized over the lesser of the useful life or the term of the respective lease.

                           GENZYME SURGICAL PRODUCTS

       (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999
                        AND MARCH 31, 1998 IS UNAUDITED)

INTANGIBLES

     Intangible assets consist of goodwill, covenants not to compete, customer lists, patents, trademarks, trade names and technology rights and are being amortized using the straight-line method over useful lives of 6 to 40 years. Management's policy regarding intangible assets is to evaluate the recoverability of its intangible assets when the facts and circumstances suggest that these assets may be impaired. Evaluations consider factors including operating results, business plans, economic projections, strategic plans and market emphasis. Evaluations also compare expected cumulative, undiscounted operating incomes or cash flows with net book values of related intangible assets. Unrealizable intangible asset values are charged to operations if these evaluations indicate an impairment in value, which is measured as the amount by which the carrying amount of the asset exceeds the present value of estimated expected future cash flows using a discount rate commensurate with the risk involved.

TRANSLATION OF FOREIGN CURRENCIES

     The financial statements of Genzyme's foreign subsidiaries are translated from local currency into U.S. dollars using the current exchange rate at the balance sheet date for assets and liabilities and the average exchange rate prevailing during the period for revenues and expenses. The local currency for all of Genzyme's foreign subsidiaries is considered to be the functional currency for each entity and, accordingly, translation adjustments for these subsidiaries are included in division equity.

REVENUE RECOGNITION

     Revenues from product sales are recognized when goods are shipped to third party customers and are net of third party contractual allowances and rebates, as applicable. Revenues from research and development contracts are recognized over applicable contractual periods as specified by each contract and as costs related to the contracts are incurred.

RESEARCH AND DEVELOPMENT

     Research and development costs are expensed in the period incurred. Costs of purchased technology which management believes has not demonstrated technological feasibility and for which there is no alternative future use are charged to expense in the period of purchase.

INCOME TAXES

     The Company uses the asset and liability method of accounting for income taxes. The provision for income taxes includes income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities (see Note B., "Policies Governing the Relationship of Genzyme's Divisions" below.)

                           GENZYME SURGICAL PRODUCTS

       (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999
                        AND MARCH 31, 1998 IS UNAUDITED)

NET INCOME (LOSS) PER SHARE

     Net income (loss) per share attributable to Genzyme General, GSP, GMO and GTR, gives effect to the management and accounting policies adopted by the Genzyme Board and is reported in lieu of consolidated per share data. Genzyme computes net income (loss) per share for each division by dividing the earnings attributable to each series of stock by the weighted average number of shares of that stock outstanding during the period, for basic earnings per share, and by the weighted average shares of that stock, plus other potentially dilutive securities outstanding during the applicable period for diluted earnings per share. Earnings (loss) attributable to GENZ Stock, GZSP Stock, GZMO Stock and GZTR Stock equals the respective division's net income or loss for the relevant period determined in accordance with generally accepted accounting principles in effect at such time, adjusted by the amount of tax benefits allocated to or from the other divisions pursuant to the management and accounting policies adopted by the Genzyme Board.

     Pro forma net loss per share data is presented for GZSP Stock for all periods as there are no shares of GZSP Stock outstanding prior to June 28, 1999. Historical loss per share data is omitted from the statement of operations as GZSP Stock was not part of the capital structure of Genzyme for the periods presented. Genzyme will distribute to the holders of GENZ Stock of record at the close of business on June 14, 1999, approximately 14.8 million shares of GZSP Stock.

     The following table sets forth the computation of pro forma basic and diluted earnings per share for GSP (in thousands, except per share amounts):

                                   MARCH 31,                   DECEMBER 31,
                              -------------------    --------------------------------
                                1999       1998        1998        1997        1996
                              --------    -------    --------    --------    --------
                                  (UNAUDITED)
Net loss....................  $(10,745)   $(9,118)   $(49,856)   $(29,740)   $(44,313)
                              ========    =======    ========    ========    ========
Pro forma basic and diluted
  shares outstanding........    14,800     14,800      14,800      14,800      14,800
Pro forma net loss per
  common share -- basic and
  diluted...................  $  (0.73)   $ (0.62)   $  (3.37)   $  (2.01)   $  (2.99)
                              ========    =======    ========    ========    ========

     Additionally, stock options and shares issuable upon conversion of Genzyme's 5 1/4% convertible subordinated notes due June 2005 were not included in the computation of pro forma diluted earnings per share because they would have an anti-dilutive effect due to the net loss for those periods.

COMPREHENSIVE INCOME

     GSP has adopted SFAS 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components in a set of financial statements. Components of comprehensive income are net income and all other non-owner changes in equity such as the change in the cumulative translation adjustment. GSP presents such information in its statement of operations.

                           GENZYME SURGICAL PRODUCTS

       (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999
                        AND MARCH 31, 1998 IS UNAUDITED)

ACCOUNTING FOR STOCK-BASED COMPENSATION

     GSP has elected the disclosure-only alternative permitted under SFAS 123, "Accounting for Stock-Based Compensation." For the years ended December 31, 1998, 1997 and 1996 no disclosure is presented for GSP as there were no GZSP Stock options granted under any of Genzyme's stock plans prior to June 28, 1999.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS 133 requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for changes in fair value, gains or losses, depends on the intended use of the derivative and its resulting designation. The statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Genzyme is evaluating SFAS 133 to determine its impact on its consolidated financial statements.

SEGMENT INFORMATION

     GSP has adopted SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 supersedes SFAS 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of GSP's reportable segments. SFAS 131 also requires disclosures about products and services, geographic areas and major customers (see Note P., "Segment Reporting" below).

NOTE B. POLICIES GOVERNING THE RELATIONSHIP OF GENZYME'S DIVISIONS

     Genzyme allocates certain corporate costs for general and administrative, research and development and cash management services to the divisions. Genzyme files a consolidated tax return and allocates income taxes to the divisions in accordance with the policies described below. With the exception of the policy regarding Interdivisional Asset Transfers, policies may be further modified or rescinded by action of the Genzyme Board, or the Genzyme Board may adopt additional policies, without approval of the stockholders of Genzyme, subject only to the Genzyme Board's fiduciary duty to the Genzyme stockholders. In addition, generally accepted accounting principles require that any change in policy be preferable (in accordance with such principles) to the previous policy.

REVENUE ALLOCATION

     Revenues from the sale or licensing of a division's products and services to entities external to Genzyme are credited to that division. Products and services normally sold by a division to entities external to Genzyme that are used by other divisions within Genzyme

                           GENZYME SURGICAL PRODUCTS

       (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999
                        AND MARCH 31, 1998 IS UNAUDITED)

shall be recorded as interdivisional revenues and interdivisional purchases subject to the policy regarding other interdivisional transactions.

EXPENSE ALLOCATION

     Direct expenses are charged to the division for whose benefit the direct expenses have been incurred. Expenses other than direct expenses are subject to the policy regarding other interdivisional transactions.

ASSET ALLOCATION

     Assets that are exclusively dedicated to the production of goods and services of a division shall be allocated to that division. Production assets that are utilized by more than one division are subject to the policy regarding other interdivisional transactions.

TAX ALLOCATIONS

     GSP is included in the consolidated U.S. Federal income tax return filed by Genzyme. Genzyme allocates current and deferred taxes to the divisions using the asset and liability method of accounting for income taxes as if the divisions were separate taxpayers. Accordingly, the realizability of deferred tax assets is assessed at the division level. The sum of the amounts calculated for individual divisions of Genzyme may not equal the consolidated amount under this approach.

     Income taxes are allocated to each division based upon the financial statement income, taxable income, credits and other amounts properly allocable to such division under generally accepted accounting principles as if each division were a separate taxpayer; provided, however, that as of the end of any fiscal quarter of Genzyme, any projected annual tax benefit attributable to any division that cannot be utilized by such division to offset or reduce its current or deferred income tax expense may be allocated to the other divisions in proportion to their taxable income without any compensating payment or allocation.

ACQUISITIONS OF PROGRAMS, PRODUCTS OR ASSETS

     Upon the acquisition by Genzyme from a third party of any programs, products or assets (whether by acquisitions of assets or stock, merger, consolidation or otherwise), the aggregate cost of the acquisition and the programs, products or assets acquired shall be allocated among the divisions of Genzyme. In the case of material acquisitions, such allocation shall be made in a manner determined by the Genzyme Board to be fair and reasonable to each division and to the holders of the common stock representing each division, taking into account such matters as the Genzyme Board and its financial advisors, if any, deem relevant. Any such determination will be final and binding on the holders of common stock.

                           GENZYME SURGICAL PRODUCTS

       (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999
                        AND MARCH 31, 1998 IS UNAUDITED)

DISPOSITION OF PROGRAMS, PRODUCTS OR ASSETS

     Upon the sale, transfer, assignment or other disposition by Genzyme of any program, product or asset not consisting of all or substantially all of the assets of the division, all proceeds from such disposition shall be allocated to the division to which the program, product or asset had been allocated among such divisions based on their respective interests in such program, product or asset. Such allocations shall be made in a manner determined by the Genzyme Board to be fair and reasonable to such divisions and to holders of the common stock representing such divisions, taking into account such matters as the Genzyme Board and its financial advisors, if any, deem relevant. Any such determination by the Genzyme Board will be final and binding on the holders of common stock.

INTERDIVISIONAL ASSET TRANSFERS

     The Genzyme Board may at any time and from time to time reallocate any program, product or other asset from one division to any other division. All such reallocations shall be done at fair market value, determined by the Genzyme Board, taking into account, in the case of a program under development, the commercial potential of such program, the phase of clinical development of such program, the expenses associated with realizing any income from such program, the likelihood and timing of any such realization and other matters that the Genzyme Board and its financial advisors, if any, deem relevant. The consideration for such reallocation may be paid by one division to another in cash or other consideration with a value equal to the fair market value of the assets being reallocated or, in the case of a reallocation of assets from Genzyme General to GSP, GMO or GTR, the Genzyme Board may elect to account for such reallocation as an increase in the designated shares representing the division to which such assets are reallocated in accordance with the provisions of Genzyme's articles of organization.

     The foregoing policies regarding transfers of assets between divisions will not be changed by the Genzyme Board without the approval of the holders of GZSP Stock, GZMO Stock and GZTR Stock, each voting as a separate class; provided, however, that if a policy change affects one or more, but not all of, Genzyme Surgical Products, Genzyme Molecular Oncology and/or Genzyme Tissue Repair, only holders of shares representing the affected division(s) will be entitled to vote on such matter.

OTHER INTERDIVISIONAL TRANSACTIONS

     This policy shall cover interdivisional transactions other than asset transfers, which shall be subject to the policy regarding Interdivisional Asset Transfers. From time to time, a division may engage in transactions directly with one or more other divisions or jointly with one or more other divisions and one or more third parties. Such transactions may include agreements by one division to provide products and services for use by another division and joint venture or other collaborative arrangements involving more than one

                           GENZYME SURGICAL PRODUCTS

       (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999
                        AND MARCH 31, 1998 IS UNAUDITED)

division to develop new products and services jointly and with third parties. Such transactions are subject to the following conditions:

     (a) Research and development (including clinical and regulatory support), distribution, sales, marketing, and general and administrative services (including allocated space) performed by one division for the benefit of another division will be charged to the division for which work is performed on a cost basis. Direct costs shall be allocated in a manner described above under "Expense Allocation" and such division performing the work will not recognize revenue as a result of performing such work. Direct labor and indirect costs shall be allocated in a reasonable and consistent manner based on the utilization by the division of the services to which such costs relate.

     (b) Manufacturing of goods and performance of services by one division exclusively for the benefit of another division and not for external sale shall be charged to the division for which the work is performed on a cost basis. Direct labor and indirect costs shall be allocated in a reasonable and consistent manner based on the receipt of benefit by the division of the goods and services to which such costs relate. The division performing such work will not recognize revenue as a result of performing such work.

     (c) Other than research and development (including clinical and regulatory support), manufacturing, distribution, sales, marketing, general and administrative services (including allocated space), interdivisional transactions shall be on terms and conditions that would be obtainable in transactions negotiated at arm's length with unaffiliated third parties. The division performing such work will not recognize revenue as a result of performing such work.

     (d) Any interdivisional transaction (i) to be performed on terms and conditions that deviate from the policies set forth in subparagraphs
         (a), (b) or (c) above and (ii) that is material to one or more of the participating divisions will require approval by the Genzyme Board, which approval shall include a determination by the Genzyme Board that the transaction is fair and reasonable to each participating division and to the holders of the common stock representing each such division.

     (e) Loans may be made from time to time between divisions. Any such loan of $1 million or less will mature within 18 months and interest will accrue at the best borrowing rate available to Genzyme for a loan of like type and duration. Amounts borrowed in excess of $1 million will require approval of the Genzyme Board, which approval shall include a determination by the Genzyme Board that the material terms of such loan, including the interest rate and maturity date, are fair and reasonable to each participating division and to holders of the common stock representing such division.

     (f) All material interdivisional transactions shall be reduced to service contracts and signed by an authorized member of the management team of affected divisions.

                           GENZYME SURGICAL PRODUCTS

       (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999
                        AND MARCH 31, 1998 IS UNAUDITED)

ACCESS TO TECHNOLOGY AND KNOW-HOW

     Each division of Genzyme shall have unrestricted access to all technology and know-how of the Company that may be made useful to such division's business, subject to any obligations or limitations applicable to Genzyme and its divisions.

NOTE C. OTHER CHARGES

     In the third quarter of 1998, GSP recorded $12.1 million of charges associated with its review of its requirements to support the Sepra Products. As a result, in the third quarter of 1998, GSP recorded a $10.4 million charge to cost of products sold to write-down Sepra Products inventory amounts to net realizable value. In addition, during the third quarter of 1998, GSP wrote-off certain costs related to equipment used to manufacture the Sepra Products totaling $1.7 million.

     In the fourth quarter of 1997, GSP recorded charges of $5.5 million to cost of products sold and $1.9 million to SG&A expense primarily related to the manufacturing and selling of Sepracoat(TM) Coating Solution, which was discontinued for the U.S. market after an advisory panel of the FDA recommended against granting market approval of this product in 1997. This product is sold outside the United States.

NOTE D. ACQUISITION

     The Company allocates all acquisitions to either Genzyme General, GSP, GMO or GTR depending on the nature of the acquired business.

     On July 1, 1996, Genzyme acquired DSP and allocated it to GSP. The purchase price of $252.2 million consisted of cash of approximately $192.0 million, acquisition costs of approximately $4.6 million and debt obligations of DSP of approximately $55.6 million. The acquisition was accounted for as a purchase. The excess of the purchase price over the fair market value of the net tangible assets acquired include an allocation of approximately $130.8 million to goodwill, $45.9 million to tradenames and $15.3 million to patents. The goodwill and tradenames are amortized over 40 years and patents are amortized over their useful lives of 6 to 17 years.

     The purchase price was allocated to the assets and liabilities of DSP based on their estimated respective fair values on the date of acquisition. Completed technology that had reached technological feasibility was valued using a risk adjusted cash flow model under which future cash flows were discounted, taking into account risks related to existing and future markets and assessments of the life expectancy of the completed technology. In-process technology that had not reached technological feasibility and that has no alternative future use was valued using the same method. Expected future cash flows associated with in-process technology were discounted considering risks and uncertainties related to the viability of and to the potential changes in future target markets and to the completion of the products expected to be ultimately marketed by Genzyme. The amount allocated to in-process technology of $24.2 million was charged to operations in July 1996 upon completion of the acquisition.

                           GENZYME SURGICAL PRODUCTS

       (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999
                        AND MARCH 31, 1998 IS UNAUDITED)

NOTE E. OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

     Off-balance-sheet financial instruments create various degrees and types of risk to Genzyme, including credit, interest rate and liquidity risk.

     In the normal course of business, Genzyme enters into interest rate swap contracts to hedge interest rate risk related to its variable rate notes payable. Interest rate swaps generally involve the exchange of fixed and variable interest payments between two parties based on a common notional principal amount and maturity date. The notional amount of interest rate contracts is the amount upon which interest and other payments under the contract are based. The primary risks associated with interest rate swaps are the exposure to movements in interest rates and the ability of counterparties to meet the terms of the contract. For the periods presented, no debt or interest rate swaps have been allocated to GSP.

NOTE F. ACCOUNTS RECEIVABLE AND INTANGIBLE ASSETS

     GSP's trade receivables primarily represent amounts due from healthcare service providers. GSP performs ongoing credit evaluations of its customers and generally does not require collateral. Accounts receivable are stated at fair value after reflecting the allowance for doubtful accounts of $0.4 million and $0.5 million at December 31, 1998 and 1997, respectively.

     Net intangible assets for GSP as of December 31, 1998 and 1997 includes $122.4 million and $125.6 million, respectively, of goodwill due to the DSP acquisition.

     As of December 31, 1998 and 1997, accumulated amortization of intangible assets was $13.9 million and $8.6 million, respectively.

NOTE G. INVENTORIES

     Inventories consist of the following (amounts in thousands):

                                                        DECEMBER 31,
                                       MARCH 31,     ------------------
                                         1999         1998       1997
                                      -----------    -------    -------
                                      (UNAUDITED)
Raw materials.......................    $12,308      $11,567    $ 9,024
Work-in-process.....................      2,017        1,734      1,394
Finished products...................     10,594        8,725     15,759
                                        -------      -------    -------
          Total.....................    $24,919      $22,026    $26,177
                                        =======      =======    =======

                           GENZYME SURGICAL PRODUCTS

       (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999
                        AND MARCH 31, 1998 IS UNAUDITED)

NOTE H. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at December 31 includes the following (amounts in thousands):

                                                  1998       1997
                                                 -------    -------
Plant and equipment............................  $ 8,934    $ 8,419
Land and buildings.............................    8,261      8,170
Leasehold improvements.........................      434        387
Furniture and fixtures.........................    3,944      3,021
Construction-in-progress.......................      614        231
                                                 -------    -------
                                                  22,187     20,228
  Less accumulated depreciation................   (5,938)    (3,680)
                                                 -------    -------
  Property, plant and equipment, net...........  $16,249    $16,548
                                                 =======    =======

     Depreciation expense was $2.5 million, $2.7 million and $1.3 million in 1998, 1997 and 1996, respectively.

NOTE I. ACCRUED EXPENSES

     Accrued expenses at December 31 includes the following (amounts in thousands):

                                                  1998        1997
                                                 ------      ------
Compensation...................................  $1,555      $1,963
Professional fees..............................     291         307
Royalties......................................     523         414
Other..........................................   2,313       1,331
                                                 ------      ------
                                                 $4,682      $4,015
                                                 ======      ======

NOTE J. LONG-TERM DEBT AND LEASES

     Although the Company retains responsibility for the repayment of all long-term debt obligations, such debt is allocated to either Genzyme General, GSP, GMO or GTR for reporting purposes based on the intended use of the funds borrowed under each instrument.

REVOLVING CREDIT FACILITY

     Genzyme has a $225 million revolving credit facility with a syndicate of commercial banks. Loans bear interest at LIBOR plus an applicable margin pursuant to the terms and conditions defined in the credit agreement. Amounts drawn under this facility may be allocated to Genzyme General, GSP, GMO or GTR. As of December 31, 1998 and March 31, 1999, Genzyme had $100.0 million of debt outstanding under the revolving credit facility, $82.0 million of which was allocated to Genzyme General and $18.0 million of which was allocated to GTR.

                           GENZYME SURGICAL PRODUCTS

       (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999
                        AND MARCH 31, 1998 IS UNAUDITED)

     The notes have certain covenants which require Genzyme to, among other things, maintain certain levels of earnings and liquidity ratios. If Genzyme defaults on the covenants, the revolving credit facility is payable on demand. The stock of Genzyme Securities Corporation, a Massachusetts securities corporation, is pledged as collateral for this facility. As of December 31, 1998, the interest rate on amounts outstanding under the revolving credit facility was approximately 5.75%. Genzyme pays a commitment fee ranging from 0.15% to 0.375% on the unused portion of the revolving credit facility.

OPERATING LEASES

     Total rent expense under operating leases was $0.2 million, $0.2 million and $0.1 million in 1998, 1997 and 1996, respectively. GSP leases facilities and personal property under certain operating leases in excess of one year.

     Future minimum payments due under operating leases (amounts in thousands):

                                              OPERATING LEASES
                                              ----------------
1999........................................       $  234
2000........................................          241
2001........................................          249
2002........................................          256
2003........................................          264
Thereafter..................................        3,255
                                                   ------
          Total minimum payments............       $4,499
                                                   ======

NOTE K. DIVISION EQUITY

     The following presents the division equity of GSP for the periods presented (amounts in thousands):

                                                              DECEMBER 31,
                                                    --------------------------------
                                                      1998        1997        1996
                                                    --------    --------    --------
Balance at beginning of period....................  $234,969    $239,040    $    175
Net loss..........................................   (49,856)    (29,740)    (44,313)
Allocation from Genzyme General...................    41,975      25,669     283,178
                                                    --------    --------    --------
Balance at end of period..........................  $227,088    $234,969    $239,040
                                                    ========    ========    ========

     There are 60,000,000 shares of GZSP Stock authorized as of June 1999. Of the authorized shares, 16,000,000 GZSP Designated Shares will be created. On June 28, 1999, Genzyme will issue approximately 14,800,000 shares of GZSP Stock to Genzyme General stockholders of record as of the close of business on June 14, 1999 in a dividend distribution of approximately 0.17923 share of GZSP Stock for each share of GENZ Stock owned. Cash in lieu of fractional shares will be paid at $25.00 per share.

                           GENZYME SURGICAL PRODUCTS

       (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999
                        AND MARCH 31, 1998 IS UNAUDITED)

PREFERRED STOCK

     Shares of preferred stock may be issued from time to time in one or more series. The Genzyme Board may determine, in whole or in part, the preferences, voting powers, qualifications, and special or relative rights or privileges of any such series before the issuance of any such shares of that series. The Genzyme Board shall determine the number of shares constituting each series of preferred stock and each series shall have a distinguishing designation.

GZSP DESIGNATED SHARES

     Pursuant to the Charter, GZSP Designated Shares are authorized shares of GZSP Stock which are not issued and outstanding, but which the Genzyme Board may from time to time issue, sell or otherwise distribute without allocating the proceeds or other benefits of such issuance, sale or distribution to GSP. GZSP Designated Shares are not eligible to receive dividends and cannot be voted by Genzyme. GZSP Designated Shares are created in certain circumstances when cash or other assets are transferred from Genzyme General to GSP. The number of GZSP Designated Shares will be decreased by: the number of shares of GZSP Stock issued by Genzyme, the proceeds of which are allocated to Genzyme General; the number of shares of GZSP Stock issued as a dividend to holders of GENZ Stock; and the number of shares of GZSP Stock issued upon the conversion of convertible securities, the proceeds of which are attributed to Genzyme General. Approximately 1,131,000 GZSP Designated Shares will be reserved for issuance upon conversion of Genzyme's 5 1/4% convertible subordinated notes due June 2005. In addition, the number of GZSP Designated Shares can be increased as a result of certain interdivision transactions.

     If, as of June 30 of each year starting June 30, 2000, the number of GZSP Designated Shares on such date (not including those reserved for issuance with respect to Genzyme General convertible securities as a result of anti-dilution adjustments required by the terms of such instruments by the Genzyme Board) exceeds 10% of the number of shares of GZSP Stock then issued and outstanding, then substantially all GZSP Designated Shares will be distributed to holders of record of GENZ Stock, subject to reservation of a number of such shares equal to the sum of (a) the number of GZSP Designated Shares reserved for issuance upon the exercise or conversion of Genzyme General convertible securities and (b) the number of GZSP Designated Shares reserved by the Genzyme Board as of such date for sale not later than six months after such date, the proceeds of which sale will be allocated to Genzyme General.

DIRECTORS' DEFERRED COMPENSATION PLAN

     Genzyme's Directors' Deferred Compensation Plan allows each member of the Genzyme Board who is not also an officer or employee of Genzyme to defer receipt of all or a portion of the cash compensation payable to him or her as a director of Genzyme and receive either cash or stock in the future. Compensation may be deferred until the termination of services as a director or, subject to certain restrictions, such other date as may be specified by the director. All of the current directors of Genzyme, other than those

                           GENZYME SURGICAL PRODUCTS

       (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999
                        AND MARCH 31, 1998 IS UNAUDITED)

directors who are also officers or employees of Genzyme, are eligible to participate in the plan and as of December 31, 1998, one of the directors has elected to participate in the plan. Genzyme has reserved 50,000 shares of GENZ Stock, 50,000 shares of GZSP Stock, 50,000 shares of GZMO Stock and 100,000 shares of GZTR Stock to cover distributions of shares credited to stock accounts under the Directors' Deferred Compensation Plan (subject in each case to adjustments for stock splits, stock dividends, and certain transactions affecting Genzyme's capital stock). As of March 31, 1999 and December 31, 1998, no shares of GENZ Stock, GZSP Stock, GZMO Stock and GZTR Stock credited to stock accounts under the Directors' Deferred Compensation Plan have been distributed to participants.

SHARES RESERVED FOR ISSUANCE UNDER THE EQUITY PLANS, DIRECTORS' STOCK OPTION PLAN AND EMPLOYEE STOCK PURCHASE PLAN

     At March 31, 1999, approximately 14,915,000 shares of GENZ Stock, 1,100,000 shares of GZSP Stock, 3,637,000 shares of GZMO Stock and 5,699,000 shares of GZTR Stock were reserved for issuance under the Company's 1990 Equity Incentive Plan, as amended, 1997 Equity Plan, as amended, 1998 Director Stock Option Plan, as amended, 1999 Employee Stock Purchase Plan, and upon the exercise of outstanding warrants.

STOCK OPTIONS

     Pursuant to the 1990 Equity Incentive Plan, as amended, and the 1997 Equity Plan, options may be granted to purchase an aggregate of 23,800,000 shares of GENZ Stock, 500,000 shares of GZSP Stock, 3,500,000 shares of GZMO Stock and 5,300,000 shares of GZTR Stock. The plans allow the granting of stock options at not less than fair market value at date of grant, and stock appreciation rights, performance shares, restricted stock and stock units to employees and consultants of the Company, each with a maximum term of ten years. In addition, Genzyme has a 1998 Director Stock Option Plan pursuant to which nonstatutory stock options up to a maximum of 340,000 shares of GENZ Stock, 100,000 shares of GZSP Stock, 140,000 shares of GZMO Stock and 200,000 shares of GZTR Stock are automatically granted at fair market value to members of the Genzyme Board upon their election or reelection as directors. For each year of a director's term of office, he or she receives (a) an option to purchase 4,000 shares of each of GENZ Stock and (b) options to purchase shares of GZSP Stock, GZMO Stock and GZTR Stock. All options expire ten years after the initial grant date and vest over four years. There have been no GZSP stock options granted under these plans.

STOCK RIGHTS

     Pursuant to the Company's Restated Rights Agreement, each outstanding share of GZSP Stock also represents one preferred stock purchase right (a "GZSP Stock Right"). Each GZSP Stock Right, when it become exercisable, will entitle the registered holder to purchase from Genzyme one one-hundredth of a share of Series D Junior Participating Preferred Stock at a purchase price of $150.00, subject to adjustment.

                           GENZYME SURGICAL PRODUCTS

       (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999
                        AND MARCH 31, 1998 IS UNAUDITED)

NOTE L. RESEARCH AND DEVELOPMENT AGREEMENTS

     The Company allocates all research and development agreements with unconsolidated affiliates to Genzyme General GSP, GMO or GTR based on the business to which the research relates.

     Genzyme Development Corporation II, a wholly-owned subsidiary of Genzyme and which has been allocated to GSP, is the General Partner of GDP, a Delaware limited partnership which was formed in September 1989 to develop, produce and derive income from the sale of the Sepra Products.

     The Company has an option (the "GDP Purchase Option") to purchase all of the outstanding partnership interests in GDP for a payment of approximately $26.0 million in cash, GENZ Stock or a combination thereof determined at Genzyme's sole discretion, plus future royalty payments. The GDP Purchase Option is exercisable during the 90-day period commencing on August 31, 2000, but such commencement date will be accelerated to the last day of the first month in which GDP has received distributions from GVII (described below) in an aggregate amount of at least $5.5 million. Genzyme elected without obligation to fund the research and development activities of GDP using Genzyme General cash and spent approximately $8.4 million, $7.3 million and $6.0 million on GDP's programs in 1998, 1997 and 1996, respectively. The Company has agreed to fund GDP's research and development programs and general and administrative expenses through 1999 but, as General Partner, believes that additional funds will be required to complete the development, clinical testing and commercialization of GDP's products.

     The Company and GDP formed GVII in September 1989 for the purpose of manufacturing and marketing the Sepra Products in the United States and Canada for use in human clinical trials or human surgical procedures. GDP has contributed its technology and $1.7 million to GVII and GSP has contributed its agreement to manufacture and market the Sepra Products, to make non-interest bearing loans to GVII in the amount of any working capital deficiency, and to make capital contributions to the extent deemed necessary by the two venturers in connection with the business of GVII. GVII began to engage in active business after receipt of FDA marketing approval for Seprafilm(R) Bioresobable Membrane in August 1996. For the years ended December 31, 1998, 1997 and 1996, GVII incurred net losses of $4.8 million, $2.3 million and $2.5 million, respectively, primarily attributable to costs associated with the introduction of the Sepra Products to the healthcare marketplace. The results of operations and financial position of GVII are consolidated into GSP's financial statements.

NOTE M. COMMITMENTS AND CONTINGENCIES

     From time to time Genzyme has been subject to legal proceedings and claims arising in connection with its business. At March 31, 1999 and December 31, 1998, there were no asserted claims against Genzyme which, in the opinion of management, if adversely decided would have a material adverse effect on GSP's financial position and results of operations.

                           GENZYME SURGICAL PRODUCTS

       (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999
                        AND MARCH 31, 1998 IS UNAUDITED)

NOTE N. INCOME TAXES

     The following summarizes GSP's benefit from income taxes (amounts in thousands):

                                                YEAR ENDED DECEMBER 31,
                                            --------------------------------
                                              1998        1997        1996
                                            --------    --------    --------
Federal income taxes:
  Current.................................  $     --    $     --    $     --
  Deferred................................        --          --        (751)
State income taxes:
  Current.................................        --          --          --
  Deferred................................        --          --         (86)
                                            --------    --------    --------
Total income tax benefit..................  $     --    $     --    $   (837)
                                            ========    ========    ========

     The differences between the effective tax rates and the U.S. federal statutory tax rates were as follows:

                                                YEAR ENDED DECEMBER 31,
                                            --------------------------------
                                              1998        1997        1996
                                            --------    --------    --------
U.S. federal income tax statutory rate....     (35.0%)     (35.0%)     (35.0%)
State income taxes, net of federal
  benefit.................................      (3.1%)      (3.0%)      (5.2%)
Nondeductible amortization................       2.3%        4.0%        2.9%
Deductions subject to deferred tax
  valuation allowance.....................      35.8%       34.0%       35.4%
                                            --------    --------    --------
Effective tax rate........................       0.0%        0.0%       (1.9%)
                                            ========    ========    ========

     At December 31 the components of net deferred tax assets were as follows (amounts in thousands):

                                                         1998        1997
                                                       --------    --------
Deferred tax assets:
Net operating loss carryforwards.....................  $ 48,701    $ 29,626
Unrealized capital losses............................     1,317       1,317
Reserves and other...................................     4,908       3,755
                                                       --------    --------
Gross deferred tax asset.............................    54,926      34,698
Valuation allowance..................................   (45,896)    (26,324)
                                                       --------    --------
Net deferred tax assets..............................  $  9,030    $  8,374
                                                       ========    ========
Deferred tax liabilities:
Intangible amortization..............................  $ (6,712)   $ (6,012)
Depreciable assets...................................    (2,318)     (2,362)
                                                       --------    --------
Net deferred tax liabilities.........................  $ (9,030)   $ (8,374)
                                                       ========    ========

     Due to uncertainty surrounding the realization of certain favorable tax attributes, GSP placed a valuation allowance of $45.9 million and $26.3 million for December 31, 1998 and 1997, respectively, against otherwise recognizable deferred tax assets. At the time GSP

                           GENZYME SURGICAL PRODUCTS

       (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999
                        AND MARCH 31, 1998 IS UNAUDITED)

recognizes these tax assets in accordance with generally accepted accounting principles, the resulting deferred tax benefits will be reflected in the tax provision for GSP. However, the benefit of these deferred tax assets has been previously allocated to Genzyme General in accordance with the management and accounting policies, and has been reflected as a reduction of GSP net income to determine net income attributable to GZSP Stock.

NOTE O. BENEFIT PLANS

     Genzyme has a domestic employee savings plan under Section 401(k) of the Internal Revenue Code of 1986, as amended, covering substantially all employees of the Company with the exception of employees of GSP who have a separate retirement savings plan. The plan allows employees to make contributions up to a specified percentage of their compensation, a portion of which are matched by the Company. GSP contributed $0.8 million, $0.8 million and $0.6 million to the 401(k) Plan in 1998, 1997 and 1996, respectively.

     The Company has defined-benefit pension plans covering substantially all the employees of GSP and certain of Genzyme's foreign subsidiaries. There was no defined-benefit pension expense recorded for GSP for the years ended December 31, 1998, 1997 and 1996, respectively. Pension costs are funded as accrued. Actuarial and other disclosures regarding the plans are not presented because the defined-benefit pension plans are not material.

NOTE P. SEGMENT REPORTING

     GSP has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of GSP's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers.

     GSP has two reportable segments: the Cardiovascular Surgery product line, which includes chest drainage systems, instruments and closures which are used primarily in coronary artery bypass, valve replacement and other cardiothoracic procedures; and the General Surgery product line, which is focused on surgical instruments and Seprafilm(R) Bioresorbable Membrane which is used to prevent adhesions in abdominal or pelvic surgery.

                           GENZYME SURGICAL PRODUCTS

       (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999
                        AND MARCH 31, 1998 IS UNAUDITED)

     Information concerning the operations in these reportable segments is as follows (dollars in thousands):

                                FOR THE THREE MONTHS          FOR THE YEARS ENDED
                                  ENDED MARCH 31,                DECEMBER 31,
                                --------------------    -------------------------------
                                  1999        1998        1998        1997       1996
                                --------    --------    --------    --------    -------
                                    (UNAUDITED)
REVENUES:
Cardiovascular Surgery........  $19,387     $17,892     $ 74,544    $ 74,727    $39,556
General Surgery...............    5,897       4,713       20,249      19,625      7,073
Other.........................    2,213       1,880       10,045       7,905      4,477
Eliminations/Adjustments......     (144)       (258)        (880)     (1,422)      (392)
                                -------     -------     --------    --------    -------
Total.........................  $27,353     $24,227     $103,958    $100,835    $50,714
                                =======     =======     ========    ========    =======
GROSS PROFIT
Cardiovascular Surgery........  $ 8,570     $ 7,403     $ 29,596    $ 33,494    $14,189
General Surgery...............    1,878         877         (490)      4,772      1,678
Other.........................    1,061       1,224        2,578       2,767      2,193
                                -------     -------     --------    --------    -------
Total.........................  $11,509     $ 9,504     $ 31,684    $ 41,033    $18,060
                                =======     =======     ========    ========    =======

     The amounts in other consist primarily of amounts related to the Plastic Surgery product line.

     There are no transactions between reportable segments. The amounts in revenues -- eliminations/adjustments consist of discounts given by GSP to customers. These discounts are not reported by product line. GSP does not break-out assets by product line and therefore they are not disclosed. In 1996, GSP's revenue includes DSP from July 1, 1996 (date of acquisition of DSP) to December 31, 1996.

     In 1998, gross profit for General Surgery includes a $10.4 million charge to write-down Sepra Products inventory amounts to net realizable value. In 1997, gross profit for Cardiovascular and General Surgery include charges of $0.4 million and $5.1 million, respectively, related primarily to the manufacturing of Sepracoat(TM) Coating Solution, which was discontinued for the U.S. market after an advisory panel of the FDA recommended against granting market approval of this product in 1997. This product is sold outside of the United States.

                           GENZYME SURGICAL PRODUCTS

       (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999
                        AND MARCH 31, 1998 IS UNAUDITED)

     Certain information by geographic area follows (dollars in thousands):

                                                   REVENUES
                                                   --------
1998
United States....................................  $ 74,072
Germany..........................................    17,400
Other............................................    12,486
                                                   --------
     Total.......................................  $103,958
                                                   ========

1997
United States....................................  $ 71,898
Germany..........................................    16,839
Other............................................    12,098
                                                   --------
     Total.......................................  $100,835
                                                   ========

1996
United States....................................  $ 37,741
Germany..........................................     9,160
Other............................................     3,813
                                                   --------
     Total.......................................  $ 50,714
                                                   ========

     All long-lived assets are in the United States.

     GSP markets its products directly to physicians and hospitals. GSP also markets its products through distributors and had the following sales as a percentage of total revenue to two unaffiliated distributors:

                                        1998    1997    1996
                                        ----    ----    ----
Distributor A.........................   18%     20%     23%
Distributor B.........................    8%     11%     12%

                           GENZYME SURGICAL PRODUCTS

       (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1999
                        AND MARCH 31, 1998 IS UNAUDITED)

NOTE Q. QUARTERLY RESULTS (UNAUDITED)

     Summarized quarterly financial data (amounts in thousands, except per share data) for the years ended December 31, 1998 and 1997 are displayed in the following table.

                                              1ST        2ND        3RD        4TH
                                            QUARTER    QUARTER    QUARTER    QUARTER
                                            -------    -------    -------    -------
1998
Net sales.................................  $24,227    $27,201    $24,904    $27,626
  Gross profit (loss).....................    9,504     11,942       (919)    11,157
  Net loss (1,2)..........................   (9,118)    (9,886)   (21,519)    (9,333)
  Pro forma loss per share:
     Pro forma basic and diluted..........  $ (0.62)   $ (0.67)   $ (1.45)   $ (0.63)
1997
Net sales.................................  $26,916    $26,735    $23,163    $24,021
  Gross profit............................   13,986     13,171     10,069      3,807
  Net loss (1,2)..........................   (1,282)    (2,794)    (7,339)   (18,325)
  Pro forma loss per share:
     Pro forma basic and diluted..........  $ (0.09)   $ (0.19)   $ (0.50)   $ (1.24)

---------------
(1) Includes pre-tax charges in the third quarter of 1998 of $12.1 million resulting from certain other charges (see Note C., "Other Charges" above).

(2) Includes pre-tax charges in the fourth quarter of 1997 of $7.4 million related to certain other charges recorded in December 1997 (see Note C., "Other Charges" above).

                           GENZYME SURGICAL PRODUCTS
                 SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996


COLUMN A                                COLUMN B       COLUMN C                      COLUMN D       COLUMN E
---------------------------------------------------------------------------------------------------------------
                                                               ADDITIONS
                                                       -------------------------
                                        Balance at     Charged to     Charged to                    Balance at
                                        Beginning of   Costs and      Other                         End of
                                        Period         Expenses       Accounts       Deductions     Period
---------------------------------------------------------------------------------------------------------------
Year-ended December 31, 1998:
  Allowance for doubtful accounts       $   476,000    $   166,000    $         0    $   277,000    $   365,000
  Inventory reserve                     $ 3,700,000    $10,758,000    $         0    $ 2,331,000    $12,127,000

Year-ended December 31, 1997:
  Allowance for doubtful accounts       $   917,000    $   275,000    $         0    $   716,000    $   476,000
  Inventory reserve                     $ 3,854,000    $   484,000    $         0    $   638,000    $ 3,700,000

Year-ended December 31, 1996:
  Allowance for doubtful accounts       $         0    $         0    $ 1,026,000(1) $   109,000    $   917,000
  Inventory reserve                     $         0    $   329,000    $ 3,525,000(1) $         0    $ 3,854,000

(1) Reserve acquired in acquisition.


                           GENZYME SURGICAL PRODUCTS

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Genzyme Corporation:

     In our opinion, the accompanying combined balance sheets and the related combined statements of operations and of cash flows present fairly, in all material respects, the financial position of Genzyme Surgical Products (as described in Note A) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As more fully described in Note A to these financial statements, Genzyme Surgical Products is a division of Genzyme Corporation; accordingly, the combined financial statements of Genzyme Surgical Products should be read in conjunction with the audited consolidated financial statements of Genzyme Corporation and Subsidiaries.

                                            /s/ PRICEWATERHOUSECOOPERS LLP
                                          --------------------------------------
                                          PricewaterhouseCoopers LLP

Boston, Massachusetts
June 9, 1999